ANNEXURE 5

CONSENT IN LIEU OF SHAREHOLDERS’ MEETING
[MAJORITY SHAREHOLDERS]
TALLY-HO VENTURES, INC.

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Pursuant to Article II Section 9 of the bylaws and 8 Delaware Code § 228(a), we, the holders of the number of shares of Common Stock of TALLY-HO VENTURES, INC., set forth after our signatures below and as the holders of a majority of the outstanding shares of the voting stock entitled to vote at a meeting of shareholders, do hereby consent and approve of the appointments authorized and ratified in a resolution by the board of directors dated May 1 2006 April 19, 2006. The text of the Board’s Resolution states:

Extract from Minutes of the meeting of the board of directors held on April 19, 2006:

It is resolved that the Management Discussion Letter presented for filing along with 10KSB/A Report for the year ended December 31, 2005 is acceptable to the Board of Directors of the Company and hence the approved for filing with SEC. A copy of the management discussion letter together with 10KSB/A is annexed to the minutes.

Extract from Minutes of the meeting of the board of directors held on May 1, 2006:

RESOLVED that Mr. Peter James Smith is reappointed as a Member of the Board of Directors, Chief Executive Officer and President of the Company with immediate effect and with all executive powers as per the Bylaws of the Company and under the terms and conditions of appointment and remuneration as per the employment contract dated May 1. 2006 executed between the Company and Mr. Peter James Smith.

RESOLVED that Mr. Jose Mathew Meleth is reappointed as a Member and Secretary of the Board of Directors, Chief Financial Officer, Treasurer and Vice President of the Company with immediate effect and with all executive powers as per the Bylaws of the Company under the terms and conditions of appointment and remuneration as per the employment contract dated May 1 2006 executed between the Company and Mr. Jose Mathew Meleth.

Minutes of the resolutions of the board of directors dated April 19 and May 1, 2006 are attached to this consent as Annexures 1 and 2.

Pursuant to 8 Del code § 228(e), notice shall be given to nonconsenting shareholders representing a total of 2,947,134 shares 34.07% of the Common Stock.

SHAREHOLDERS	NUMBER	PERCENT	SIGNATURE
	OF SHARES

PETER J SMITH	1,876,745	21.69%	sd

PETER J ELLERY	1,876,745	21.69%	sd

SARA STOCKDALE	0,500,000	05.78%	sd

MALCOLM WHITEHEAD	0,500,000	05.78%	sd

SALUS WILSON PAREKATT	0,375,000	04.33%	sd

SUZIE PALMER	0,375,000	04.33%	sd

JOSE M MELETH	0,200,000	02.31%	sd

ABSENT	2,947,134	34.07%

TOTAL	8,650,624	0100%

TALLY-HO VENTURES, INC.

NOTICE TO NONCONSENTING MINORITY SHAREHOLDERS

Pursuant to 8 Del code §228(e), you, a nonconsenting minority shareholder, are hereby given notice that on May 1, 2006, the Board of Directors of Tally-Ho Ventures, Inc., a Delaware corporation, has approved the annual report for the financial period ended December 31, 2005 and reappointment of Mr. Peter Smith and Mr. Jose Meleth as per the terms and conditions contained in the respective agreements attached to the board resolution and the consent of majority shareholders attached to this notice.

You need take no action. Please contact us at our contact information below with any questions.

Sincerely,

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Jose M Meleth
Secretary